Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Broadcom Corporation pertaining to (i) the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated; (ii) the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated; and (iii) the Sandburst Corporation 2000 Stock Option and Stock Incentive Plan (as assumed by Broadcom Corporation) of our reports dated February 9, 2006, with respect to the consolidated financial statements and schedule of Broadcom Corporation, Broadcom Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Broadcom Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Orange County, California
March 16, 2006